Filed Pursuant to 424(b)(5)
Registration No. 333-287480
Prospectus Supplement to Prospectus dated May 21, 2025
1,365,450 Shares
Elbit Systems Ltd.
Ordinary Shares

We are offering 1,365,450 of our ordinary shares.
Our ordinary shares are listed on the Nasdaq Global Select Market (the “Nasdaq”) and on the Tel Aviv Stock Exchange (the “TASE”), under the symbol “ESLT.” On May 20, 2025, the last reported per share sale prices of our ordinary shares were $406.84 on Nasdaq and NIS 1,440.30 on the TASE.
We are a “foreign private issuer” under applicable U.S. Securities and Exchange Commission (the “SEC”) rules and are eligible for reduced public company disclosure requirements.
Investing in our ordinary shares involves substantial risks. See the “Risk Factors” section beginning on page S-9 of this prospectus supplement.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$375.00	$512,043,750.00
Underwriting discounts and commissions	$7.39	$10,090,675.50
Proceeds, before expenses, to us	$367.61	$501,953,074.50
The underwriters have the option to purchase up to 204,817 additional ordinary shares from us at the public offering price, less the underwriting discount and commissions. We may also pay the underwriters an additional discretionary fee in connection with the offering. See “Underwriting.”
If all of the shares are not sold at the public offering price, the underwriters may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.
The underwriters expect to deliver the ordinary shares on or about May 23, 2025.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Jefferies	Morgan Stanley

Prospectus supplement dated May 21, 2025

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and is part of a registration statement that the Company filed with the SEC utilizing a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The second part is the accompanying prospectus, which includes more general information, some of which may not apply to this offering.
We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein before buying any of the securities being offered under this prospectus supplement and the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and the documents incorporated by reference herein and therein.
Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We and the underwriters are not making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or of any sale of the ordinary shares.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus supplement or the accompanying prospectus outside the United States.
Except where the context otherwise requires or where otherwise indicated in this prospectus supplement, the terms “Elbit,” “Elbit Systems,” the “Company,” “we,” “us,” “our,” “our company” and “our business” refer to Elbit Systems Ltd., together with its consolidated subsidiaries as a consolidated entity.
All references in this prospectus supplement to the terms “Israeli currency” and “NIS” refer to New Israeli Shekels, and the terms “dollar,” “U.S. dollars” or “$” refer to United States dollars.
Our financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). We present our consolidated financial statements in U.S. dollars.
Certain of the financial measures contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus are calculated and presented using methodologies other than in accordance with GAAP, or “non-GAAP financial measures”. These non-GAAP financial measures include adjusted gross profit, adjusted operating income, adjusted net income attributable to Elbit Systems’ shareholders and adjusted diluted net earnings per share (“EPS”). These non-GAAP financial measures are presented to enable investors to have additional information on our business performance as well as a further basis for periodic comparisons and trends relating to our financial results. We believe such data provides useful information to investors and analysts by facilitating more meaningful comparisons of our financial results over time. The non-GAAP measures used by the Company are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations, as determined in accordance with GAAP, and that these measures should only be used to evaluate our results of
S-ii

operations in conjunction with the corresponding GAAP measures. Investors are cautioned that, unlike financial measures prepared in accordance with GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies. They should consider non-GAAP financial measures in addition to, and not as replacements for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, where applicable, can be found herein under “Prospectus Supplement Summary–Summary Consolidated Financial Data–Non-GAAP Financial Measures”, in Item 5. “Operating and Financial Review and Prospects–Non-GAAP Financial Data” in our Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and in the information under the section “First quarter 2025 results” and the information in the table “Reconciliation of GAAP to Non-GAAP Supplemental Financial Data,” together with the paragraphs under the caption “Non-GAAP financial data,” which Quarterly Financial Information (as defined below) and information are included in Exhibit 1 to our report on Form 6-K furnished to the SEC on May 20, 2025 and which Quarterly Financial Information and information is incorporated by reference in this prospectus supplement and the accompanying prospectus.
S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Israeli Securities Law, 1968, as amended (the “Israeli Securities Law”). These statements relate to our current plans, estimates, strategies, goals, beliefs, intents, expectations, assumptions and projections about future events and as such do not relate to historical or current facts. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.
Forward-looking statements contained or incorporated by reference herein and therein generally are identified by the words “anticipate”, “intend”, “believe”, “estimate”, “project”, “expect”, “will likely result”, “strategy”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue” and similar expressions, and the negatives thereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, the outcomes of which cannot be predicted. Therefore, actual future results, performance and trends may differ materially from these forward-looking statements due to a variety of factors, including, without limitation:
•Governmental regulations and approvals;
•Changes in governmental priorities (including budgeting) or policies;
•Implications of conflicts in the Middle East, including the “Swords of Iron” war and any future developments related thereto;
•General market, political and economic conditions in the countries in which we operate or sell, including Israel and the United States, among others, or which may affect the global economy, including worldwide conflicts such as the ongoing conflict between Russia and Ukraine;
•The economic impact of increased global conflicts and trade tensions, and the adoption or expansion of economic sanctions, tariffs or trade restrictions, including tariffs already announced;
•Global or national health considerations, including the outbreak of a pandemic or contagious disease;
•Development and launch of our products, or their market acceptance;
•Our projected expenses and capital expenditures;
•Differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts;
•Fluctuations in foreign currency exchange rates;
•Scope and length of customer contracts;
•Our ability to achieve strategic goals from acquisitions of businesses and the risks associated with the integration of such businesses;
•Our ability to protect our proprietary information;
•Our ability to avoid, withstand and/or recover from cyber-attacks on our systems;
•Effect of competitive products, technology and pricing;
•Our ability to attract, incentivize and retain key employees;
•Changes in applicable tax rates;
•Changes in interest rates;
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•Inventory write-downs and possible liabilities to customers from program cancellations, including due to political relations between Israel and countries where our customers may be located; and
•Outcome of legal and/or regulatory proceedings and changes in legislation.
The factors listed above are not all-inclusive, and further information about risks and other factors that may affect our future performance is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. All forward-looking statements speak only as of the date of this prospectus supplement, unless otherwise indicated. Although we believe the expectations reflected in the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We expressly disclaim any obligation to update or review any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
S-v

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision. You should carefully consider the information set forth under “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, including the Annual Report and certain information expressly incorporated by reference herein from our report on Form 6-K furnished to the SEC on May 20, 2025. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part. Except as otherwise noted, all information in this prospectus supplement reflects and assumes no exercise of the underwriters’ option to purchase additional ordinary shares.
Company Overview
We are an international high technology company engaged in a wide range of programs throughout the world, primarily in the defense and homeland security arenas. We develop and supply a broad portfolio of airborne, land and naval systems and products for defense, homeland security and commercial applications. Our systems and products are installed on new platforms, and we also perform comprehensive platform modernization programs. In addition, we provide a range of training and support services. Our strategy is generally based on four pillars: internationally diversified presence and client base; broad portfolio of solutions and products; innovation to provide a competitive advantage; and our people.
Corporate Information
We are a corporation domiciled and incorporated in Israel where we operate in accordance with the provisions of the Israeli Companies Law 5759-1999, as amended (the “Companies Law”). Our predecessor Elbit Ltd. was incorporated in Israel in 1966 as Elbit Computers Ltd. Elbit Systems was formed in 1996, as part of the Elbit Ltd. corporate demerger, under which Elbit Ltd.’s defense-related assets and business were spun-off to us.
Our principal executive office is located at Advanced Technology Center, Haifa 3100401, Israel. We are registered with the Israeli Registrar of Companies. Our registration number is 52-004302-7. Our website address is www.elbitsystems.com, and our telephone number is +972-77-2940000. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus supplement or the accompanying prospectus. We have included our website address as an inactive textual reference only.

THE OFFERING

Ordinary shares offered by us	1,365,450 ordinary shares (1,570,267 ordinary shares if the underwriters exercise their option to purchase 204,817 additional ordinary shares from us in full).

Public offering price	$375.00 per ordinary share.

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 204,817 additional ordinary shares.

Ordinary shares to be outstanding after this offering(1)	46,051,018 ordinary shares (46,255,835 ordinary shares if the underwriters exercise their option to purchase 204,817 additional ordinary shares from us in full).

Use of proceeds
We expect to receive net proceeds from this offering of approximately $500 million (or approximately $575 million if the underwriters exercise their option to purchase 204,817 additional ordinary shares from us in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Dividend policy
We have consistently paid a quarterly dividend to our shareholders. Our aggregate quarterly dividend in each of fiscal year 2022, 2023 and 2024 was $2.00 per share. On March 17, 2025, our board of directors (the “Board”) declared a dividend of $0.60 per share. The dividend’s record date was April 22, 2025 and the dividend was paid on May 5, 2025, after deduction of taxes at the source, at the rate of 16.8%. On May 20, 2025, our Board declared a dividend of $0.60 per share. The dividend’s record date is June 24, 2025 and the dividend will be paid on July 7, 2025, after deduction of taxes at the source, at the rate of 16.8%. We do not have an established dividend policy. Our restated articles of association (the “Articles of Association”) provide that the Board may approve dividend payments to shareholders out of surplus earnings as permitted by applicable law. The payment of future dividends on our ordinary shares is subject to the discretion of our Board. See “Dividend Policy”.

Nasdaq and TASE trading symbol	“ESLT.”

Risk factors
You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. In particular, for a discussion of some specific factors you should consider before deciding to invest in our ordinary shares, see “Risk Factors” beginning on page S-9 in this prospectus supplement and the other information included in this prospectus supplement, under “Risk Factors” on page 2 in the accompanying prospectus and in the documents incorporated by reference herein, including in our Annual Report.

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(1)The number of our ordinary shares to be outstanding after this offering is based on 44,685,568 ordinary shares outstanding as of March 31, 2025. The number of ordinary shares to be outstanding after this offering excludes up to 2,600,682 ordinary shares issuable upon the exercise of options outstanding under our share option plans (the “Option Plans”) as of March 31, 2025, at a weighted average exercise price of $190.03 per share, and 34,000 and 308,410 ordinary shares reserved for future issuance under our executive officer equity incentive plan and our employee equity incentive plan, respectively. Unless otherwise determined by the Option Plans’ administrators, a net exercise mechanism will be used with respect to such options, which entitles the recipients to exercise options for the number of shares determined based on the excess, if any, of the fair market value of the shares underlying such options over the exercise price of such options, calculated based on the date of exercise. For additional information, see Item 6. “Directors, Senior Management and Employees–Share Ownership–Elbit Systems’ Stock Option Plans–2018 Equity Incentive Plan for Executive Officers” and “Directors, Senior Management and Employees–Share Ownership–Elbit Systems’ Stock Option Plans–2022 Equity Incentive Plan for Employees,” respectively, in our Annual Report, which is incorporated by reference herein.
In addition, unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise or vesting of the outstanding options described above after March 31, 2025.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables present our summary consolidated financial data. We prepare our consolidated financial statements in accordance with GAAP. We have derived our summary consolidated statements of income data and our consolidated statements of cash flows data for the years ended December 31, 2024, 2023 and 2022, and our consolidated balance sheet data as of December 31, 2024 from our audited consolidated financial statements included in our Annual Report incorporated by reference herein. We have derived our unaudited consolidated statements of income data and our unaudited consolidated statements of cash flows data for the three-month periods ended March 31, 2025 and 2024, and our unaudited consolidated balance sheet data as of March 31, 2025, from our unaudited consolidated statements of income and our unaudited consolidated statements of cash flows for the three-month periods ended March 31, 2025 and 2024 and our unaudited consolidated balance sheet as of March 31, 2025, which are included in Exhibit 1 to our report on Form 6-K furnished to the SEC on May 20, 2025 and which statements are incorporated by reference in this prospectus supplement and the accompanying prospectus (collectively, the “Quarterly Financial Information”). In the opinion of management, all adjustments necessary to fairly present the financial position and results for the interim periods presented have been included and are of a normal recurring nature except as otherwise disclosed in our reports or other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
The tables set forth below should be read in conjunction with, and are qualified by reference to, Item 5. “Operating and Financial Review and Prospects” and the consolidated financial statements and notes thereto included in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the Quarterly Financial Information, the information under the section “First quarter 2025 results” and the information in the table “Reconciliation of GAAP to Non-GAAP Supplemental Financial Data,” together with the paragraphs under the caption “Non-GAAP financial data,” which Quarterly Financial Information and information are included in Exhibit 1 to our report on Form 6-K furnished to the SEC on May 20, 2025 and which Quarterly Financial Information and information are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three months ended March 31, (Unaudited)		Year ended December 31, (Audited)
	2025	2024	2024	2023	2022
	(in thousands, except per share data)		(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenues	$1,895,801	$1,553,951	$6,827,871	$5,974,744	$5,511,549
Cost of revenues	1,441,493	1,179,802	5,186,051	4,491,790	4,138,266
Gross profit	454,308	374,149	1,641,820	1,482,954	1,373,283
Operating expenses:
Research and development, net	114,269	98,521	466,402	424,420	435,650
Marketing and selling, net	100,883	89,082	375,358	359,141	326,020
General and administrative, net	89,449	81,182	311,007	330,285	313,047
Other operating income, net	—	—	—	—	(68,918)
Total operating expenses	304,601	268,785	1,152,767	1,113,846	1,005,799
Operating income	149,707	105,364	489,053	369,108	367,484
Financial expenses, net	(38,957)	(31,185)	(151,125)	(137,827)	(51,364)
Other income (expenses), net	4,946	5,296	3,818	(4,787)	(23,562)
Income before income taxes	115,696	79,475	341,746	226,494	292,558
Income taxes	(16,060)	(11,598)	(39,058)	(22,913)	(24,131)
	99,636	67,877	302,688	203,581	268,427
Equity in net earnings of affiliated companies and partnerships	7,732	5,849	19,176	12,275	7,042
Net income	$107,368	$73,726	$321,864	$215,856	$275,469
Less: net income attributable to non-controlling entities	(285)	(53)	(726)	(725)	(21)
Net income attributable to Elbit Systems Ltd.’s shareholders	$107,083	$73,673	$321,138	$215,131	$275,448
Basic net earnings per share attributable to Elbit’s shareholders	$2.40	$1.66	$7.22	$4.85	$6.21
Diluted net earnings per share attributable to Elbit’s shareholders	$2.35	$1.65	$7.18	$4.82	$6.18
Basic weighted average ordinary shares outstanding	44,592	44,462	44,480	44,375	44,322
Diluted weighted average ordinary shares outstanding	45,546	44,659	44,709	44,592	44,581

	Three months ended March 31, (Unaudited)		Year ended December 31, (Audited)
	2025	2024	2024	2023	2022
	(in thousands)		(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$183,575	$(6,387)	$534,610	$113,709	$240,068
Net cash used in investing activities	(362,343)	(95,316)	(178,834)	(210,600)	(151,982)
Net cash provided by (used in) financing activities	27,097	12,566	(287,854)	83,212	(135,971)

	As of March 31,	As of December 31,
	2025 (Unaudited)	2024 (Audited)
Consolidated Balance Sheets Data:	(In thousands)	(In thousands)
Cash and cash equivalents	$113,680	$265,351
Total assets	11,355,188	10,971,596
Total liabilities	8,046,933	7,690,616
Share capital and additional paid-in capital	477,946	472,172
Retained earnings	2,821,319	2,741,070
Accumulated other comprehensive income	5,157	64,298
Non-controlling interests	3,833	3,440
Total shareholders’ equity	3,308,255	3,280,980
Non-GAAP Financial Measures
The following non-GAAP financial data and reconciliations to financial information prepared in accordance with GAAP, including adjusted gross profit (disclosed in the reconciliation table below as “Non-GAAP gross profit”), adjusted operating income (disclosed in the reconciliation table below as “Non-GAAP operating income”), adjusted net income attributable to Elbit Systems’ shareholders (disclosed in the reconciliation table below as “Non-GAAP net income attributable to Elbit Systems’ shareholders”) and adjusted diluted EPS (disclosed in the reconciliation table below as “Non-GAAP diluted net earnings per share”), are presented to enable investors to have additional information on our business performance as well as a further basis for periodic comparisons and trends relating to our financial results. We believe such data provides useful information to investors and analysts by facilitating more meaningful comparisons of our financial results over time. The non-GAAP adjustments exclude amortization expenses of intangible assets related to acquisitions that occurred mainly in prior periods, capital gains related primarily to the sale of investments, restructuring activities, uncompensated costs related to the “Swords of Iron” war, non-cash stock based compensation expenses, re-evaluations of investments in affiliated companies, non-operating foreign exchange gains or losses, one-time tax expenses, and the effect of tax on each of these items. We present these non-GAAP financial measures because management believes they supplement and/or enhance management’s, analysts’ and investors’ overall understanding of the Company’s underlying financial performance and trends and facilitate comparisons among current, past, and future periods.
The non-GAAP financial measures used by the Company are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations, as determined in accordance with GAAP, and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.
Investors are cautioned that, unlike financial measures prepared in accordance with GAAP, non-GAAP financial measures may not be comparable with the calculation of similar measures for other companies. They should consider non-GAAP financial measures in addition to, and not as replacements for or superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended March 31, (Unaudited)		Year ended December 31, (Unaudited)
	2025	2024	2024	2023	2022
	(in millions, except per share data)		(in millions, except per share data)
Reconciliation of GAAP to Non-GAAP (Unaudited) Supplemental Financial Data:
GAAP gross profit	$454.3	$374.1	$1,641.8	$1,483.0	$1,373.3
Adjustments:
Amortization of purchased intangible assets(1)	4.0	6.4	18.9	27.3	31.7
Restructuring of a subsidiary’s activities	—	—	—	17.5	—
Uncompensated labor costs related to “Swords of Iron” war	1.4	2.5	7.9	4.3	—
Stock-based compensation	0.9	0.4	2.4	1.8	1.6
Non-GAAP gross profit	$460.6	$383.4	$1,671.0	$1,533.9	$1,406.6
Percent of revenues	24.3%	24.7%	24.5%	25.7%	25.5%
GAAP operating income	$149.7	$105.4	$489.1	$369.1	$367.5
Adjustments:
Amortization of purchased intangible assets(1)	7.7	10.3	34.2	43.9	49.2
Restructuring of a subsidiary’s activities	—	—	—	17.5	—
Stock-based compensation	5.7	2.4	15.8	12.1	10.5
Capital gain	—	—	—	—	(31.5)
Non-recurring gain related to grants	—	—	—	—	(28.6)
Uncompensated labor costs related to “Swords of Iron” war	2.0	3.5	11.3	6.1	—
Non-GAAP operating income	$165.1	$121.6	$550.4	$448.7	$367.1
Percent of revenues	8.7%	7.8%	8.1%	7.5%	6.7%
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(1)While amortization of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures and the acquired assets contribute to revenue generation.

	Three months ended March 31, (Unaudited)		Year ended December 31, (Unaudited)
	2025	2024	2024	2023	2022
	(in millions, except per share data)		(in millions, except per share data)
GAAP net income attributable to Elbit Systems’ shareholders	$107.1	$73.7	$321.1	$215.1	$275.4
Adjustments:
Amortization of purchased intangible assets(1)	7.7	10.3	34.2	43.9	49.2
Restructuring of a subsidiary’s activities	—	—	—	17.5	—
Stock-based compensation	5.7	2.4	15.8	12.1	10.5
Capital gain	—	—	(2.0)	—	(20.5)
Revaluation of investments measured under fair value method	—	—	19.4	3.0	10.2
Non-recurring gain related to grants	—	—	—	—	(28.6)
Non-operating foreign exchange (gains) losses	(4.1)	(7.5)	(0.6)	12.0	(10.5)
Uncompensated labor costs related to “Swords of Iron” war	2.0	3.5	11.3	6.1	—
Tax effect and other tax items, net	(1.2)	(1.7)	(7.7)	(10.9)	(6.3)
Non-GAAP net income attributable to Elbit Systems’ shareholders	$117.2	$80.7	$391.5	$298.8	$279.4
Percent of revenues	6.2%	5.2%	5.7%	5.0%	5.1%
GAAP diluted net earnings per share	$2.35	$1.65	$7.18	$4.82	$6.18
Adjustments, net	0.22	0.16	1.58	1.88	0.09
Non-GAAP diluted net earnings per share	$2.57	$1.81	$8.76	$6.70	$6.27
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(1)While amortization of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures and the acquired assets contribute to revenue generation.

RISK FACTORS
Investing in our ordinary shares involves substantial risk. We attempt to identify, manage and mitigate risks to our business. However, some of these risks are not within our control, and risks and uncertainty cannot be fully eliminated or predicted. The risk factors presented below may not necessarily be in order of importance or probability of occurrence. Our business, prospects, financial condition or operating results could be materially adversely affected by the risks identified below, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. Before deciding whether to invest in our ordinary shares, you should consider carefully the risk factors discussed below, in the accompanying prospectus and those contained in the section entitled “Risk Factors” in our Annual Report, which is incorporated herein by reference in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC and any other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.
Risks Relating to this Offering and Ownership of our Ordinary Shares
If you purchase our ordinary shares in this offering, you will experience immediate and substantial dilution in the book value of your investment.
The offering price of our ordinary shares in this offering is substantially higher than the net tangible book value per share of our ordinary shares before giving effect to this offering. Accordingly, if you purchase our ordinary shares in this offering, you will incur immediate substantial dilution of approximately $332.26 per share, representing the difference between the offering price and our as adjusted net tangible book value as of March 31, 2025.
Furthermore, if outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus entitled “Dilution.”
A substantial number of ordinary shares may be sold in the market following this offering, which may depress the market price for our ordinary shares.
Issuances or sales of a substantial number of our ordinary shares in the public market, or the perception that such issuances or sales may occur following this offering, could adversely affect the price of our ordinary shares. A substantial majority of our outstanding ordinary shares (including shares underlying options) are, and the ordinary shares to be sold in this offering will be, freely tradable without restriction or further registration under the Securities Act. Any sale of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible, thus limiting our capital resources.
Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. corporations.
Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to a company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company, or has another power with respect to the company, has a duty to act fairly towards the company. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.
We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business, results of operations and financial condition.
Tariffs and trade tensions could have an adverse effect on economic conditions and financial markets, which may adversely affect the value of our ordinary shares.
U.S. President Trump has announced a number of tariff-related policies that have resulted in increased tariffs and potentially will result additional tariffs on products imported into the United States. There is no certainty regarding if and how long the existing increased tariffs will remain in place or whether additional tariffs will be imposed and, if so, how long such tariffs will remain in place. These actions have resulted, and may result, in fluctuations in financial markets, including with respect to interest rates, and retaliatory tariffs or trade actions by other countries. If geopolitical tensions or uncertainty continue, they could result in a reduction of trade volume, investment and technological exchange and other economic activities among major international economies, which in turn could lead to a recession and further changes in interest rates. The application of increased tariffs or continuing uncertainty also may result in a material increase to our costs of operation or otherwise limit our commercial opportunities. Any of these events could adversely affect our business, results of operations and financial condition, which in turn may adversely affect the value of our ordinary shares.

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $500 million (or approximately $575 million if the underwriters exercise their option to purchase 204,817 additional ordinary shares from us in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes.
Our expected use of the net proceeds from this offering represents our current intentions based on our present plans and business condition, which could change as our plans and business conditions evolve. The amounts and timing of our actual use of the net proceeds from this offering will vary depending on numerous factors. As of the date of this prospectus supplement, we cannot predict with complete certainty all of the particular uses for any net proceeds to be received upon the completion of this offering. As a result, our Board and our management retain broad discretion in the application of the net proceeds from this offering.

DIVIDEND POLICY
We have consistently paid a quarterly dividend to our shareholders. Our aggregate quarterly dividend in each of fiscal year 2022, 2023 and 2024 was $2.00 per share. On March 17, 2025, our Board declared a dividend of $0.60 per share. The dividend’s record date was April 22, 2025 and the dividend was paid on May 5, 2025, after deduction of taxes at the source, at the rate of 16.8%. On May 20, 2025, our Board declared a dividend of $0.60 per share. The dividend’s record date is June 24, 2025 and the dividend will be paid on July 7, 2025, after deduction of taxes at the source, at the rate of 16.8%.
We do not have an established dividend policy. Our Articles of Association provide that the Board may approve dividend payments to shareholders out of surplus earnings as permitted by applicable law. The payment of future dividends on our ordinary shares is subject to the discretion of our Board. Regarding declarations of dividends out of certain tax-exempt income, see “Item 10. Additional Information–Taxation–Israeli Tax Considerations–General Corporate Tax in Israel–Investment Law” in our Annual Report incorporated by reference herein.

CAPITALIZATION
The table below sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2025:
•on an actual basis; and
•on an as adjusted basis to reflect the issuance and sale of ordinary shares in this offering at the public offering price of $375.00 per share, resulting in net proceeds of approximately $500 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
The table set forth below should be read in conjunction with, and is qualified by reference to, “Use of Proceeds” included elsewhere in this prospectus supplement, the consolidated financial statements and notes thereto and Item 5. “Operating and Financial Review and Prospects” included in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the Quarterly Financial Information and the information under the section “First quarter 2025 results” included in Exhibit 1 to our report on Form 6-K furnished to the SEC on May 20, 2025 and which Quarterly Financial Information and information are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2025 (Unaudited)
	Actual	As adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$113,680	$613,793
Short-term bank deposits	341,457	341,457
Short-term credit and loans	507,477	507,477
Current maturities of long-term loans and Series B, C and D Notes	74,135	74,135
Total Short-term Debt	$581,612	$581,612
Long-term loans, net of current maturities	20,673	20,673
Series B, C and D Notes, net of current maturities	274,712	274,712
Total Long-term debt	$295,385	$295,385
Operating lease liabilities	511,522	511,522
Total debt	$1,388,519	$1,388,519
Shareholders’ equity:
Ordinary shares of 1 NIS par value each: 80,000,000 shares authorized and 44,685,568 shares issued and outstanding, actual; 80,000,000 shares authorized and 46,051,018 shares issued and outstanding, as adjusted(1)	12,879	13,266
Additional paid-in capital	465,067	964,796
Accumulated other comprehensive income (loss)	5,157	5,157
Retained earnings	2,821,319	2,821,319
Total shareholders’ equity(1)	$3,304,422	$3,804,538
Non-controlling interests	3,833	3,833
Total capitalization	$4,696,774	$5,196,890
______________
(1)As adjusted shareholders’ equity amounts shown in the table above exclude the impact of up to 2,600,682 ordinary shares issuable upon the exercise of options outstanding under the Option Plans as of March 31, 2025, at a weighted average exercise price of $190.03 per share, and 34,000 and 308,410 ordinary shares as of March 31, 2025 reserved for future issuance under our executive officer equity incentive plan and our employee equity incentive plan, respectively. Unless otherwise determined by the Option Plans’ administrators, a net exercise mechanism will be used with respect to such options, which entitles the recipients to exercise options for the number of shares determined based on the excess, if any, of the fair market value of the shares underlying such options over the exercise price of such options, calculated based on the date of exercise. For additional information, see Item 6. “Directors, Senior Management and Employees–Share Ownership–Elbit Systems’ Stock Option Plans–2018 Equity Incentive Plan for Executive Officers” and “Directors, Senior Management and Employees–Share Ownership–Elbit Systems’ Stock Option Plans–2022 Equity Incentive Plan for Employees,” respectively, in our Annual Report, which is incorporated by reference herein.

DILUTION
If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per ordinary share after this offering. Our net tangible book value as of March 31, 2025 was $32.86 per ordinary share.
After giving effect to the sale of ordinary shares that we are offering at the public offering price of $375.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on an adjusted basis as of March 31, 2025 would have been $42.74 per ordinary share. This amount represents an immediate increase in net tangible book value of $9.89 per ordinary share to our existing shareholders and an immediate dilution of $332.26 per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after giving effect to this offering from the amount of cash that a new investor paid for an ordinary share.
The following table illustrates this dilution:

Public offering price per share		$375.00
Net tangible book value per share as of March 31, 2025	$32.86
Increase in net tangible book value per share attributable to this offering	$9.89
As adjusted net tangible book value per share after giving effect to this offering		$42.74
Dilution per share to new investors in this offering		$332.26
If the underwriters exercise in full their option to purchase additional ordinary shares from us in this offering, the as adjusted net tangible book value after the offering would be $44.18 per share, the increase in net tangible book value to existing shareholders would be $11.32 per share, and the dilution to new investors would be $330.82 per share, in each case based on the public offering price of $375.00 per share.
To the extent any of our outstanding options are exercised, there will be further dilution to new investors.

TAXATION
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Before deciding whether to invest in our ordinary shares, you should consider carefully the Israeli tax considerations described below, including those contained in the section entitled “Taxation - Israeli Tax Considerations” in our Annual Report, which is incorporated herein by reference in its entirety, and which includes a summary of aspects of the current tax law applicable to companies in Israel, with references to its effect on us and our Israeli subsidiaries, and government programs from which we and some of our Israeli subsidiaries benefit.
Israeli tax considerations
Taxation of our shareholders
The following is a summary of the certain material Israeli tax laws consequences concerning the ownership and disposition of our ordinary shares purchased by non-Israeli resident investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of its, his or her personal circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include Israeli residents, partnerships, trusts or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION
Israeli capital gains tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the seller’s country of residence provides otherwise. Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.
Generally, Real Capital Gain accrued by individuals, on sale of our ordinary shares will be taxed at the rate of 25%. However, if the shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12- month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person regarding the material affairs of the company on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of Control” generally include the right to vote, receive profits, nominate a director or an executive officer or like the same, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax, currently at a rate of 23%.
Capital gains taxes applicable to non-Israeli resident shareholders. A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, may be exempt from Israeli tax so long as, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, a non-Israeli “body of persons” (as defined under Israeli law, which includes corporate entities, partnerships, and other entities) will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income. The exemption may be subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for such an exemption.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the United States-Israel Tax Treaty (a “Treaty U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital of the company during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.
In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation). Specifically, the ITA may require shareholders who are not liable for Israeli capital gains tax on such sale to sign declarations in forms prescribed by the ITA, provide documents (including, for example, a certificate of residency) or obtain a specific exemption from the ITA to confirm their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the ITA may require the purchaser or any applicable payor of the shares to withhold tax at source).
Taxation of non-Israeli shareholders on receipt of dividends. Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). With respect to a person who is a “substantial shareholder” (as defined above) at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and, subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate, or such lower rate as may be provided in an applicable tax treaty or under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Encouragement of Capital Investments Law”). For example, under the United States-Israel Tax Treaty, dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident shall be subject to tax at a rate of 25%. However, generally, dividends that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, will be subject to tax at a rate of 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income which was entitled to a reduced tax rate under the Encouragement of Capital Investments Law shall be subject to tax at a rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to 10% or more holding and to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income which was entitled to a reduced tax rate under the Encouragement of Capital Investments Law, the applicable rate may be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. The aforementioned rates under the United States-Israel Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the Treaty U.S. Resident in Israel.
A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Surtax (as further explained below).
Surtax. Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding a certain threshold (currently NIS 721,560 for years 2025 through 2027, which amount will be updated annually starting January 1, 2028, based on the annual change in the Israeli consumer price index) (the “Threshold Amount”). An additional 2% tax applies to “capital income” earned as of January 1, 2025 (including capital gains, dividends, and interest) exceeding the Threshold Amount.
Estate and Gift Tax. Israeli law presently does not impose estate or gift taxes.
United States Federal Income Tax Considerations
The following is a summary of material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of our ordinary shares by a “U.S. Shareholder”, which, for these purposes, means a beneficial owner of ordinary shares that is a citizen or resident of the United States, a U.S. domestic corporation, or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares.
This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations, administrative pronouncements, rulings and judicial decisions in effect as of the date of this prospectus supplement. These authorities and their interpretation are subject to change, possibly with retroactive effect. No ruling will be requested by us from the Internal Revenue Service (the “IRS”) regarding the tax consequences to a U.S. Shareholder, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as state, local or foreign taxes, U.S. federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Shareholders, or any alternative minimum tax consequences of acquiring, holding or disposing of ordinary shares. Investors are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of owning and disposing of our ordinary shares in light of their particular circumstances.
This summary applies to U.S. Shareholders only if they hold ordinary shares as capital assets for tax purposes. In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors who are subject to special treatment under U.S. federal income tax law, including, but not limited to, U.S. expatriates, insurance companies, banks, regulated investment companies and real estate investment trusts, securities or currency-dealers, financial institutions, tax-exempt organizations, persons holding ordinary shares as part of a straddle, hedging or conversion transaction, traders in securities that elect to apply a mark-to-market method of accounting, persons who acquired our ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation, persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), persons whose functional currency is not the U.S. dollar, and persons owning (directly, indirectly or by attribution) 10% or more of our shares (by vote or value).
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds our ordinary shares is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of our ordinary shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL SHAREHOLDERS AND PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
Dividends
Subject to the discussion below under “—Passive Foreign Investment Company Rules”, a U.S. Shareholder generally will be required to include in income, as ordinary dividend income, the U.S. dollar amount of any distribution of cash or property on our ordinary shares, including the amount of any Israeli withholding tax thereon, to the extent such distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not intend to compute earnings and profits under U.S. tax principles. U.S. Shareholders therefore should expect that all distributions with respect to our ordinary shares will be treated for U.S. federal income tax purposes as dividends. Dividends paid with respect to our ordinary shares do not qualify for the dividends-received deduction applicable in certain cases to U.S. corporations.
Dividends received with respect to our ordinary shares by a U.S. Shareholder that is an individual, trust, or estate generally will be subject to tax at preferential tax rates if the dividends are “qualified dividends.” Subject to certain exceptions for short-term positions (including certain hedged positions with a tolled holding period for this purpose), dividends paid on the ordinary shares will be treated as qualified dividends if:
•(i) the ordinary shares are readily tradable on an established securities market in the United States or (ii) we are eligible for the benefits of an income tax treaty between the United States and the State of Israel; and
•we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).
The ordinary shares are listed on Nasdaq, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and relevant market and shareholder data, we do not believe we were treated as a PFIC with respect to our prior taxable year and do not expect to be treated as a PFIC for our current taxable year or in the reasonably foreseeable future. See “—Passive Foreign Investment Company Rules” below.
There is no assurance that dividends received with respect to our ordinary shares by U.S. Shareholders will be eligible for such preferential tax rates. U.S. Shareholders of ordinary shares are urged to consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular situation.
The amount of any distribution paid in NIS will be included in the gross income of a U.S. Shareholder in an amount equal to the U.S. dollar value of the NIS calculated by reference to the spot rate of exchange in effect on the date the distribution is received by the U.S. Shareholder (regardless of whether it is in fact converted into U.S. dollars at the time) and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If a U.S. Shareholder converts dividends paid in NIS into U.S. dollars on the day we distribute the dividends, the U.S. Shareholder generally should not be required to recognize foreign currency gain or loss with respect to such conversion. If the NIS received in the distribution are not converted into U.S. dollars on the date of receipt, any foreign currency gain or loss recognized upon a subsequent conversion or other disposition of the NIS will generally be treated as U.S. source ordinary income or loss. Special rules govern and special elections are available to accrual method taxpayers to determine the U.S. dollar amount that should be included in income in the case of taxes withheld in a foreign currency. Accrual method taxpayers are urged to consult their own tax advisors regarding the requirements and the elections applicable in this regard.
Subject to generally applicable limitations and conditions, Israeli dividend withholding tax paid at the appropriate rate applicable to the U.S. Shareholder may be eligible for a credit against such U.S. Shareholder’s U.S. federal income tax liability. These generally applicable limitations and conditions include new requirements adopted by the IRS in regulations promulgated in December 2021, and any Israeli tax will need to satisfy these requirements in order to be eligible to be a creditable tax for a U.S. Shareholder. In the case of a U.S. Shareholder that either (i) is eligible for, and properly elects, the benefits of the United States-Israel Tax Treaty, or (ii) consistently elects to apply a modified version of these rules under recently issued temporary guidance and complies with specific requirements set forth in such guidance, the Israeli tax on dividends will be treated as meeting the new requirements and therefore as a creditable tax. In the case of all other U.S. Shareholders, the application of these requirements to the Israeli tax on dividends is uncertain and we have not determined whether these requirements have been met. If the Israeli dividend tax is not a creditable tax for a U.S. Shareholder or the U.S. Shareholder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year, the U.S. Shareholder may be able to deduct the Israeli tax in computing such U.S. Shareholder’s taxable income for U.S. federal income tax purposes. Israeli taxes paid by a U.S. Shareholder under circumstances in which an exemption from such tax was available generally will not be entitled to claim a credit or deduction for such taxes.
Dividend distributions will constitute income from sources without the United States and, for U.S. Shareholders that elect to claim foreign tax credits, generally will constitute “passive category income” for foreign tax credit purposes. The availability and calculation of foreign tax credits and deductions for foreign taxes depend on a U.S. Shareholder’s particular circumstances and involve the application of complex rules to those circumstances. The temporary guidance discussed above also indicates that the U.S. Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. Shareholders should consult their own tax advisors regarding the application of these rules to their particular situations.
Sale, Exchange or Other Disposition
Subject to the discussion below under “—Passive Foreign Investment Company Rules”, upon the sale, exchange or other taxable disposition of ordinary shares, a U.S. Shareholder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Shareholder’s adjusted tax basis in the ordinary shares, in each case, as determined in U.S. dollars. Generally, a U.S. Shareholder’s amount realized will include the gross amount of the proceeds of such disposition before the deduction of any Israeli tax (subject to the discussion below regarding the foreign tax credit). The adjusted basis in an ordinary share generally will be equal to the cost of such ordinary share. Any gain or loss recognized upon the sale, exchange or other taxable disposition of the ordinary shares will be treated as long-term capital gain or loss if, at the time of the sale, exchange or other disposition, the holding period of the ordinary shares exceeds one year. In the case of certain non-corporate U.S. Shareholders, long-term capital gains generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Shareholder is subject to significant limitations. U.S. Shareholders should consult their own tax advisors in this regard.
A U.S. Shareholder generally will not be entitled to credit any Israeli tax imposed on the sale, exchange or other disposition of the ordinary shares against such U.S. Shareholder’s U.S. federal income tax liability, except in the case of a U.S. Shareholder that consistently elects to apply a modified version of the U.S. foreign tax credit rules that is permitted under recently issued temporary guidance and complies with the specific requirements set forth in such guidance. Additionally, capital gain or loss recognized by a U.S. Shareholder on the sale, exchange or other taxable disposition of ordinary shares generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. Consequently, even if the Israeli withholding tax qualifies as a creditable tax, a U.S. Shareholder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to generally applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. If the Israeli tax is not a creditable tax, such tax would reduce the amount realized on the sale, exchange or other disposition of the ordinary shares even if the U.S. Shareholder has elected to claim a foreign tax credit for other taxes in the same year or alternatively may be deductible in computing taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all creditable foreign taxes paid or accrued in the relevant taxable year. Israeli taxes paid by a U.S. Shareholder under circumstances in which an exemption from such tax was available generally will not be entitled to claim a credit or deduction for such taxes. The temporary guidance discussed above also indicates that the U.S. Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. Shareholders should consult their own tax advisors regarding the application of the foreign tax credit rules to a sale, exchange or other taxable disposition of the ordinary shares and any Israeli tax imposed on such sale, exchange or other taxable disposition.
If a U.S. Shareholder receives NIS upon the sale, exchange or other taxable disposition of ordinary shares, that U.S. Shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of the ordinary shares and the date the sales proceeds are converted into U.S. dollars.
Passive Foreign Investment Company Rules
A non-U.S. corporation will be classified as a PFIC for any taxable year if at least 75% of its gross income consists of passive income (which is generally subject to certain exceptions for active businesses and includes dividends, interest, rents, royalties and gains from the sales of property generating such income), or at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. Based on our audited financial statements and relevant market and shareholder data, we do not believe we were treated as a PFIC with respect to our prior taxable year, and do not expect to be a PFIC for our current taxable year or in the reasonably foreseeable future. However, whether we are a PFIC is a factual determination that must be made at the close of each year and is based on factors that may be outside of our control, including, among other things, the valuation of our ordinary shares and assets, which will likely change from time to time. Therefore, there is no assurance that we will not be classified as a PFIC in the future due to, for example, changes in the composition of our assets or income, or changes in our market capitalization. Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Shareholder holds our ordinary shares, we would continue to be treated as a PFIC with respect to such holder's investment even if we no longer meet the threshold requirements discussed above, unless the U.S. Shareholder has made a “deemed sale” election once we are no longer a PFIC.
If we are considered a PFIC for any taxable year that a U.S. Shareholder holds our ordinary shares, any gain recognized by the U.S. Shareholder on a sale, exchange or other disposition of our ordinary shares would be allocated pro-rata over the U.S. Shareholder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale, exchange or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed. Further, to the extent that the distributions received by a U.S. Shareholder on our ordinary shares in a taxable year during which we are treated as a PFIC exceed 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Shareholder’s holding period, whichever is shorter, those distributions would be subject to taxation in the same manner as gain on the sale, exchange or other disposition of ordinary shares, as described above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. If we are treated as a PFIC with respect to a U.S. Shareholder for any taxable year, the U.S. Shareholder will be deemed to own its pro rata share in any of our subsidiaries that also are PFICs, and will be subject to the PFIC rules with respect to each such subsidiary PFIC. If we are considered a PFIC, a U.S. Shareholder also will be subject to annual information reporting requirements. Failure to comply with such information reporting requirements may result in significant penalties and may suspend the running of the statute of limitations.
The PFIC rules are complex. U.S. Shareholders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership of our ordinary shares.
Foreign Financial Asset Reporting
Individual U.S. Shareholders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts, subject to certain exceptions, held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions (which may include the ordinary shares). Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on objective criteria. U.S. Shareholders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.
Informational Reporting and Backup Withholding
Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or other disposition of ordinary shares may be subject to informational reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a holder that timely furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or that is otherwise exempt from backup withholding. U.S. persons (as defined in the Code) that are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. persons generally will not be subject to U.S. informational reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN or W-BEN-E) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Holders of our ordinary shares should consult their own tax advisors concerning the specific U.S. federal, state and local tax consequences of the ownership and disposition of the ordinary shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, U.S. Shareholders are urged to consult their own tax advisors concerning whether they will be eligible for benefits under the United States-Israel Tax Treaty.

UNDERWRITING
BofA Securities, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Ordinary Shares
BofA Securities, Inc.	477,908
J.P. Morgan Securities LLC	341,362
Jefferies LLC	273,090
Morgan Stanley & Co. LLC	273,090
Total	1,365,450
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ordinary shares sold under the underwriting agreement if any of these ordinary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities as set forth in the underwriting agreement.
The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Underwriting Discounts and Commissions
The representative has advised us that the underwriters propose initially to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $3.50 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Ordinary Share	Without Option	With Option
Public offering price	$375.00	$512,043,750.00	$588,850,125.00
Underwriting discounts and commissions	$7.39	$10,090,675.50	$11,604,273.13
Proceeds, before expenses, to us	$367.61	$501,953,074.50	$577,245,851.87
The expenses of the offering, not including the underwriting discounts and commission, are estimated at $1.8 million and are payable by us. We may also pay the underwriters an additional discretionary fee of up to approximately $3,000,000 in connection with the offering.
Option to Purchase Additional Shares
We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 204,817 additional shares at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors and Federmann Enterprises Ltd., our major shareholder, have agreed, subject to certain limited exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 45 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly
•offer, pledge, sell or contract to sell any ordinary shares,
•sell any option or contract to purchase any ordinary shares,
•purchase any option or contract to sell any ordinary shares,
•grant any option, right or warrant for the sale of any ordinary shares,
•otherwise transfer dispose of or any ordinary shares,
•exercise any right with respect to the registration of any ordinary shares,
•file or cause to be filed any registration statement in connection therewith under the Securities Act, or
•enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares, whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, including, without limitation, to a charitable organization or educational institution, or for bona fide estate planning purposes; (ii) by will, testamentary document or intestate succession to the legal representative, heir or beneficiary of the lock-up party; (iii) to a corporation, partnership, limited liability company or other entity of which the lock-up party or its immediate family members (which shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin) are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (iv) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (v) pursuant to an order of a court or regulatory agency having jurisdiction over the lock-up party; (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v); (vii) to any immediate family member or any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or one or more immediate family members of the lock-up party; (viii) in the case of a corporation, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to shareholders of the lock-up party; (ix) to us from an employee upon death, disability or termination of employment or other service relationship of such employee, provided that any ordinary shares were issued to such employee pursuant to an outstanding employee benefit plan or arrangement with us; (x) to us in connection with the exercise on a “cashless” or “net exercise” basis of any option to purchase ordinary shares; or (xi) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase the ordinary shares; (b) exercise of the options and sales of underlying ordinary shares by the Company’s executive officers and directors, provided that (A) the aggregate sales by all executive officers and directors pursuant to this subsection (b) shall be limited to 75,000 ordinary shares; and (B) any sale pursuant to such exception would require a written consent of the Company specifically indicating the amount of ordinary shares permitted to be sold by each lock-up party.

This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Nasdaq Listing
The ordinary shares being offered by this prospectus supplement and the accompanying prospectus are listed for trading on Nasdaq.
Price Stabilization, Short Positions
Until the distribution of the ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representative may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary share. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary share. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Canada
The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or
c.in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, BofA Securities, Inc., J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom (“UK”), no ordinary shares have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of ordinary shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
b.to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
c.at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of ordinary shares shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
In connection with the offering, BofA Securities, Inc., J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.
The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.
This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for the prospectus supplement or the accompanying prospectus. The ordinary shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Israel
The ordinary shares offered by this document have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such ordinary shares been registered for sale in Israel. The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this document, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered.
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the ISA. In Israel, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Barak Capital Underwriting is acting as a placement agent for the underwriters in Israel.

Notice to Prospective Investors in Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, have not been circulated or distributed, nor will they be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:
(a)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)where no consideration is or will be given for the transfer;
(c)where the transfer is by operation of law; or
(d)as specified in Section 276(7) of the SFA.
Notice to Prospective Investors in Switzerland
The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

LEGAL MATTERS
The validity of our ordinary shares and certain matters of Israeli law will be passed upon for us by Herzog, Fox & Neeman, Tel Aviv, Israel. Certain matters U.S. federal law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain matters of Israeli law will be passed upon for the underwriters by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain matters of U.S. federal law will be passed upon for the underwriters by Latham & Watkins, LLP, New York, New York.
EXPERTS
The consolidated financial statements of Elbit Systems Ltd. appearing in Elbit Systems Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2024, and the effectiveness of Elbit Systems Ltd.’s internal control over financial reporting as of December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Statements made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of such documents. You should read this prospectus supplement, the accompanying prospectus and the documents that we have filed as exhibits to the registration statement completely.
We are subject to the informational requirements of the Exchange Act. Our Annual Report has been filed with the SEC. We have also furnished reports on Form 6-K with the SEC. Such reports and other information filed or furnished with the SEC are available to the public over the internet at the SEC’s website at http://www.sec.gov. Except for the documents specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website or that of the SEC or that can be accessed through such websites does not constitute a part of this prospectus supplement or the accompanying prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) and 15(d) of the Exchange Act. Unless expressly incorporated by reference, information “furnished” to the SEC, including on a report on Form 6-K, is not deemed filed and not incorporated in this prospectus supplement or the accompanying prospectus, until the termination of the offering of securities described herein.
We hereby expressly incorporate the following by reference:
•our Annual Report on Form 20-F for the year ended December 31, 2024, which was filed with the SEC on March 20, 2025; and
•the Quarterly Financial Information, the information under the section “First quarter 2025 results,” the information under the section “Impact of the ‘Swords of Iron’ War on the Company” and the information in the table “Reconciliation of GAAP to Non-GAAP Supplemental Financial Data,” together with the paragraphs under the caption “Non-GAAP financial data,” included in Exhibit 1 to our report on Form 6-K, which was furnished to the SEC on May 20, 2025.
We will provide to each person, including any beneficial owners, to whom a copy of this prospectus and the accompanying prospectus are delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus supplement and the accompanying prospectus, at no cost. Any such request should be directed to: Elbit Systems Ltd., Advanced Technology Center, P.O. Box 539, Haifa 3100401, Israel or by telephone to +972 72 2945358. These documents are also available on the Investor Relations section of our website, which is located at www.elbitsystems.com, or as described under “Where You Can Find More Information” above. The information on our website does not constitute part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.
Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

Prospectus
Elbit Systems Ltd.
Ordinary Shares
Warrants
Debt Securities
Guarantees
Purchase Contracts
Units
We may offer and sell from time to time, in one or more offerings, ordinary shares; warrants; debt securities; guarantees; purchase contracts; units or any combination thereof as described in this prospectus. The warrants may be convertible into or exercisable or exchangeable for ordinary shares or debt securities, and the debt securities may be convertible into or exchangeable for ordinary shares or other debt securities.
We are a “foreign private issuer” under applicable U.S. Securities and Exchange Commission (the “SEC”) rules and are eligible for reduced public company disclosure requirements.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering, as well as the amounts, prices and terms of the securities. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus, as well as any documents incorporated in any of the foregoing by reference, before you invest in our securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. A prospectus supplement or any related free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus.
We may offer and sell our securities to or through one or more agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods, in each case on a continuous or delayed basis. If any third parties are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section of this prospectus entitled “Plan of Distribution.”
Our ordinary shares are listed on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange, under the symbol “ESLT.” On May 20, 2025, the last reported sale prices of our ordinary shares were $406.84 on the Nasdaq Global Select Market and NIS 1,440.30 on the Tel Aviv Stock Exchange.
Investing in our securities involves substantial risk. Please read “Risk Factors” beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated May 21, 2025.

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ABOUT THIS PROSPECTUS
Except where the context otherwise requires or where otherwise indicated, the terms “Elbit,” “Elbit Systems,” the “Company,” “we,” “us,” “our company” and “our business” refer to Elbit Systems Ltd., together with its consolidated subsidiaries as a consolidated entity.
This prospectus is part of a registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings, as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and/or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
This prospectus and the information incorporated herein by reference and any applicable prospectus supplement or free writing prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus are the property of their respective owners.
Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that of the SEC or that can be accessed through such websites does not constitute a part of this prospectus, any applicable prospectus supplement or any related free writing prospectus.
In this prospectus, “Israeli currency” and “NIS” mean New Israeli Shekel, and “$,” “US$” and “U.S. dollars” mean United States dollars.
ii

Our financial statements incorporated by reference in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). We present our consolidated financial statements in U.S. dollars.
Certain of the financial measures incorporated by reference in this prospectus are calculated and presented using methodologies other than in accordance with GAAP, or “non-GAAP financial measures”. These non-GAAP financial measures include adjusted gross profit, adjusted operating income, adjusted net income attributable to Elbit Systems’ shareholders and adjusted diluted net earnings per share (“EPS”). These non-GAAP financial measures are presented to enable investors to have additional information on our business performance as well as a further basis for periodic comparisons and trends relating to our financial results. We believe such data provides useful information to investors and analysts by facilitating more meaningful comparisons of our financial results over time. The non-GAAP measures used by the Company are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations, as determined in accordance with GAAP, and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Investors are cautioned that, unlike financial measures prepared in accordance with GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies. They should consider non-GAAP financial measures in addition to, and not as replacements for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, where applicable, can be found in the relevant Annual Report on Form 20-F incorporated by reference herein and a relevant report on Form 6-K specifically incorporated by reference herein.
For investors outside the United States: We have not taken any action that would permit any offering made pursuant to this prospectus or possession or distribution of this prospectus and any applicable prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this prospectus and any applicable prospectus supplement or free writing prospectus.
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OUR COMPANY
Company Overview
We are an international high technology company engaged in a wide range of programs throughout the world, primarily in the defense and homeland security arenas. We develop and supply a broad portfolio of airborne, land and naval systems and products for defense, homeland security and commercial applications. Our systems and products are installed on new platforms, and we also perform comprehensive platform modernization programs. In addition, we provide a range of training and support services. Our strategy is generally based on four pillars: internationally diversified presence and client base; broad portfolio of solutions and products; innovation to provide a competitive advantage; and our people.
Corporate Information
We are a corporation domiciled and incorporated in Israel where we operate in accordance with the provisions of the Israeli Companies Law 5759-1999, as amended (the “Companies Law”). Our predecessor Elbit Ltd. was incorporated in Israel in 1966 as Elbit Computers Ltd. Elbit Systems was formed in 1996, as part of the Elbit Ltd. corporate demerger, under which Elbit Ltd.’s defense-related assets and business were spun-off to us.
Our principal executive office is located at Advanced Technology Center, Haifa 3100401, Israel. We are registered with the Israeli Registrar of Companies. Our registration number is 52-004302-7. Our website address is www.elbitsystems.com, and our telephone number is +972-77-2940000. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus or any applicable prospectus supplement or free writing prospectus. We have included our website address as an inactive textual reference only.

RISK FACTORS
Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before acquiring any of such securities, you should carefully consider the risk factors set forth in our most recent annual report on Form 20-F (the “Annual Report”) incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Israeli Securities Law, 1968, as amended (the “Israeli Securities Law”). These statements relate to our current plans, estimates, strategies, goals, beliefs, intents, expectations, assumptions and projections about future events and as such do not relate to historical or current facts. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.
Forward-looking statements contained or incorporated by reference herein generally are identified by the words “anticipate”, “intend”, “believe”, “estimate”, “project”, “expect”, “will likely result”, “strategy”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue” and similar expressions, and the negatives thereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, the outcomes of which cannot be predicted. Therefore, actual future results, performance and trends may differ materially from these forward-looking statements due to a variety of factors, including, without limitation:
•Governmental regulations and approvals;
•Changes in governmental priorities (including budgeting) or policies;
•Implications of conflicts in the Middle East, including the “Swords of Iron” war and any future developments related thereto;
•General market, political and economic conditions in the countries in which we operate or sell, including Israel and the United States, among others, or which may affect the global economy, including worldwide conflicts such as the ongoing conflict between Russia and Ukraine;
•The economic impact of increased global conflicts and trade tensions, and the adoption or expansion of economic sanctions, tariffs or trade restrictions, including tariffs already announced;
•Global or national health considerations, including the outbreak of a pandemic or contagious disease;
•Development and launch of our products, or their market acceptance;
•Our projected expenses and capital expenditures;
•Differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts;
•Fluctuations in foreign currency exchange rates;
•Scope and length of customer contracts;
•Our ability to achieve strategic goals from acquisitions of businesses and the risks associated with the integration of such businesses;
•Our ability to protect our proprietary information;
•Our ability to avoid, withstand and/or recover from cyber-attacks on our systems;
•Effect of competitive products, technology and pricing;
•Our ability to attract, incentivize and retain key employees;
•Changes in applicable tax rates;
•Changes in interest rates;

•Inventory write-downs and possible liabilities to customers from program cancellations, including due to political relations between Israel and countries where our customers may be located; and
•Outcome of legal and/or regulatory proceedings and changes in legislation.
The factors listed above are not all-inclusive, and further information about risks and other factors that may affect our future performance is contained or incorporated by reference in this prospectus. All forward-looking statements speak only as of the date of this prospectus, unless otherwise indicated. Although we believe the expectations reflected in the forward-looking statements contained or incorporated by reference in this prospectus are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We expressly disclaim any obligation to update or review any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following is a description of the material terms of our restated articles of association (“Articles of Association”). The following description may not contain all of the information that is important to you, and we therefore refer you to our Articles of Association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. In this section, the terms “we,” “our,” “us”, “Elbit” and “Elbit Systems” refer solely to Elbit Systems Ltd. and not its subsidiaries.
We have one class of securities registered pursuant to Section 12 of the Exchange Act: ordinary shares of NIS 1 nominal (par) value each. Under our Articles of Association, 80,000,000 of our ordinary shares are currently authorized. All issued and outstanding ordinary shares are fully paid and non-assessable (except as provided herein under “Calls on Shares”). The ordinary shares are registered for trading on the Nasdaq Global Select Market and on the Tel Aviv Stock Exchange under the trading symbol “ESLT.”
Capitalized terms used but not defined herein shall have the meanings given to them in our Annual Report, which is incorporated by reference in this prospectus.
The below sets forth a description of our ordinary shares and certain provisions of our Articles of Association which are summaries and are qualified in their entirety by reference to the full text of our Articles of Association.
Israeli Companies Registrar
We are an Israeli corporation with limited liability, registered with the Israeli Companies Registrar. The registration number issued to us by the Companies Registrar is 52-004302-7.
The Companies Law and Articles of Association
The Companies Law is the basic corporation law governing Israeli publicly and privately held companies. The Companies Law mandates that specific provisions be included in an Israeli company’s articles of association, which are included in our Articles of Association.
Purpose
Our purpose, as stated in Article 3 of our Articles of Association, includes any objective permitted by law, and, in addition, Article 3 permits us to contribute reasonable amounts to other worthy causes even if the cause is not within the specific scope of our business.
Transfer of Shares
Our ordinary shares are issued in registered form and may be freely transferred unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. For a discussion of restrictions under applicable law, see “Regulation of Israeli Defense Entities” and “Exchange Controls and Other Limitations Affecting Security Holders” herein.
Board of Directors
The Companies Law and our Articles of Association generally give our Board of Directors the authority to exercise all residual powers not granted under the Articles of Association or the Companies Law to any other Company body. Under our Articles of Association, our directors (other than our External Directors, as described below), are elected by the shareholders at the annual meeting by a simple majority of our ordinary shares. Such directors generally hold office until the next annual general meeting of shareholders. Under certain circumstances, our Board may appoint new directors to fill vacancies. Our Articles of Association authorize a maximum of 17 directors, a minimum of five directors and, unless otherwise approved by our shareholders, the number of directors will be nine.

External Directors
Under the Companies Law, publicly held Israeli companies are required to elect at least two “External Directors”, who do not have certain affiliations with the company, its controlling shareholder or his or her relative (as such term is defined in the Companies Law) and any entity controlled by the company or the company's controlling shareholder during the time of appointment or the two years preceding such date. At least one of the External Directors must have an accounting and financial expertise, while the other may possess either accounting and financial expertise or certain other professional qualifications. According to the Companies Law and our Articles of Association, our External Directors serve for a three-year term following which they may stand for up to two additional terms of three years each, and thereafter, under specific circumstances, for additional periods of up to three years each as may be permitted by law. At present, we have two External Directors on our Board, and their term of office expire in different years. In addition to a simple majority of our ordinary shares voted at the meeting, election of an External Director requires that (i) such majority includes a majority of votes of non-controlling shareholders who do not have a “Personal Interest” (except for Personal Interest that does not result from such shareholder’s relations with the controlling shareholder) in the approval of the respective resolution (disregarding abstentions) or (ii) the total number of shares of the shareholders referred to in (i) above that are voted against the election of the External Director does not exceed 2% of the overall voting rights in the Company.
Calls on Shares
Our Board may make calls upon shareholders in respect of sums unpaid on their shares (i.e., any excess of the nominal value over the amount paid to the corporation upon issuance of the share).
Share Capital
A change of Elbit Systems’ registered share capital, by way of increasing the share capital, creation of new shares or cancellation of unissued registered shares (if there is no undertaking to allot such shares), requires a change to our memorandum of association (the “Memorandum of Association”) and Articles of Association and as such generally requires the vote of a special majority of at least 67% of all votes properly cast at a general meeting, without taking into account abstentions (a “Special Majority”).
Rights Generally Applicable to Ordinary Shares
Each ordinary share entitles its owner to receive notice of, to attend and to cast one vote for each matter considered at a general meeting of shareholders. Our Articles of Association do not grant shareholders any rights to share in our profits other than through dividends. Subject to Israeli law, dividends may be declared by our Board and paid to the shareholders according to their respective rights. All dividends unclaimed for up to seven years after having been declared may be invested or otherwise used as directed by the Board for the benefit of Elbit Systems, until claimed. After the lapse of such time, the Company will have no obligation to pay the unclaimed dividend. In the event that the Company were to be liquidated, any surplus remaining after the payment of liabilities would be distributed to the shareholders in proportion to the amount paid by each shareholder on account of the nominal value of the shares paid, disregarding any premiums paid in excess of the nominal value.
Our Articles of Association contain no provisions that discriminate against any existing or future shareholder as a result of the number of shares such shareholder holds; however, votes of our controlling shareholders may not be counted for certain resolutions, such as the appointment of External Directors.
Our ordinary shares do not have pre-emptive rights.
Subject to the applicable provisions of the Companies Law, Elbit Systems may issue and redeem redeemable preference shares and redeemable warrants.
We may create or change rights, preferences, restrictions and provisions related to the ordinary shares after receipt of the consent in writing of all shareholders, or a resolution passed at a general meeting, approved by a Special Majority.

If at any time our share capital is divided into different classes of shares, we may change the rights of shareholders by way of a resolution at a general meeting of shareholders, subject to the consent in writing of all shareholders of the class whose rights are being impaired by the proposed change or subject to the adoption of a resolution by a Special Majority of a general meeting of the shareholders of such class, all of which would be subject to other terms if and as provided by the terms of issuance of a particular class of shares.
Also, in general under the Companies Law, each shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in certain shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder (as described below), any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or to prevent the appointment of an office holder or has any other power, beyond that of other shareholders, with respect to the company.
General Meetings of Shareholders
An annual general meeting of our shareholders must be held once in each year and not later than 15 months after the preceding annual general meeting.
Any general meeting that is not an annual general meeting is defined as an extraordinary general meeting. All shareholders of record are entitled to attend any annual or extraordinary general meeting and vote at general meetings in person, by a voting instrument, by proxy or through the Israel Securities Authority’s electronic voting system.
Our Board may convene an extraordinary general meeting when and as it sees fit. In addition, the Board must, according to the Companies Law, convene an extraordinary general meeting if it receives a demand to do so from either: (i) at least two directors; (ii) at least one quarter of the members of the Board; or (iii) one or more shareholders who hold: (A) an aggregate of at least 10% of our issued share capital and at least 1% of all voting rights in the Company; or (B) at least 10% of all voting rights in the Company (however, under our Articles of Association it is sufficient for one or more shareholders to hold (A) at least 5% of our issued share capital and at least 1% of all voting rights in the Company, or (B) at least 5% of all voting rights in the Company), and in such case the extraordinary meeting must be held not more than 56 days from the submission date of such request to the Board and not later than 35 days from the applicable notice to shareholders described below. Any demand by a person or persons, as described in (i), (ii) and/or (iii) of this paragraph, who demands that an extraordinary general meeting be convened, must be made in writing and sent to our registered office, which is Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel.
Subject to the provisions of our Articles of Association, as well as applicable law and regulations, including applicable laws and regulations of any stock market on which our shares are listed, notice of an annual general meeting and of an extraordinary general meeting must be sent at least 21 days (and in some cases at least 35 days) in advance to all shareholders recorded in our shareholders registry. Notice of an annual or extraordinary general meeting may be sent by us by personal delivery or prepaid registered mail. Such notice may also be sent by facsimile, email or other electronic means provided confirmation is made by registered mail and should be sent to shareholders at the address in our records. Further, under our Articles of Association, a notice to shareholders may also be served by publication in a daily Hebrew newspaper appearing in Israel (or any other form permitted by law, which includes posting on the Company’s website). Such notice must include the place, date and hour of the meeting, the agenda for the meeting, the proposed resolutions and instructions for proxy voting.
The quorum required for a meeting of shareholders, except in the case of certain extraordinary meetings convened in special circumstances, consists of at least two shareholders present in person or by proxy or other voting instrument and holding or representing between them at least one-third of the voting power. The chair of our Board generally presides at our shareholders’ meetings. A meeting adjourned for lack of a quorum will be adjourned to the same day in the following week, at the same time and place, or to the day, time and place that the Board determines, with notice to the shareholders. At the reconvened meeting, if a quorum is not present within one-half hour from the time appointed for holding the adjourned meeting, the required quorum then is two shareholders, present in person or by proxy or other voting instrument, representing at least 10% of the voting power. Nasdaq Listing Rule 5620(c) provides that a company listed on the Nasdaq Global Select Market should have a quorum requirement for shareholder meetings of at least one-third of the company’s outstanding common voting stock. As described above, our general quorum requirement is consistent with the Nasdaq Listing Rule. However, in the case of an adjourned meeting, our Articles of Association, consistent with what is permissible under the Companies Law, provide for a 10% quorum requirement.
In general, subject to the Companies Law, ordinary resolutions at a general meeting require approval of a majority of the votes cast at the general meeting, whether in person or by proxy, without taking into account abstentions. For information as to the required majority for the approval of related party transactions, see “Provisions Relating to Major Shareholders” below. However, under our Memorandum of Association and Articles of Association, certain resolutions require a Special Majority at a general meeting.
Change of Control
Subject to certain exceptions, the Companies Law provides that a merger of two companies requires approval both by the board of directors and by the shareholders of each of the merging companies, and with respect to a target company whose share capital is divided into more than one class, the approval of each class of shares. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the surviving company will not be able to meet its obligations to its creditors. An Israeli court may, upon the request of a creditor, order to enjoin or delay the merger if there is an expectation that the surviving company will not be able to meet its obligations to the creditors of the merging companies. A court may also issue other instructions for the protection of creditors’ rights in connection with a merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies, and (ii) 30 days have passed since the merger was approved by the shareholders of each party.
Under the Companies Law, an acquisition of shares in a public company must be made by means of a tender offer to all shareholders if, as a result of the acquisition, the purchaser would hold 25% or more of the company’s voting rights (where no other shareholder holds 25% or more) or 45% or more of the company’s voting rights (where no other shareholder holds 45% or more). This rule does not apply to certain events set forth in the Companies Law, including a purchase of shares by way of a “private offering” in certain circumstances provided under the Companies Law. The tender offer may be consummated only if (i) at least 5% of the company’s voting rights will be acquired; and (ii) the majority of the offerees who responded to the offer accepted the offer, excluding offerees who are controlling shareholders of the offeror, offerees who hold 25% or more of the voting rights in the company or who have a Personal Interest in accepting the tender offer, or anyone on their behalf or on behalf of the offeror including the relatives of or corporations controlled by these persons.
In addition, under the Companies Law, a person wishing to acquire shares or voting rights of an Israeli public company (or any class of shares of an Israeli public company), and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital (or the applicable class of shares), is required to make a tender offer to all of the company’s shareholders (or all of the holders of that certain class of shares), for the purchase of all of the issued and outstanding shares of the company (or of the applicable class of shares). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or of the applicable class), and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (b) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class of shares), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.
Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above. If the tender offer was not accepted in accordance with any of the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in violation of the Companies Law provisions regarding full tender offer will have no rights and will become dormant shares.
Regulation of Israeli Defense Entities
The Israeli Defense Entities Law establishes conditions for the approval of an acquisition or transfer of “means of control” of an entity that is determined to be an Israeli “defense entity” under the terms of the law. Designation as a “defense entity” occurs through an order to be issued jointly by the Israeli Prime Minister, Defense Minister and Minister of Economy. No such order for Elbit Systems has been issued as of the date hereof. However, in 2021, the Israeli Ministry of Defense (“IMOD”) initiated a process under which it intends for the Israeli government to finalize and issue an order that would designate Elbit Systems and most of our Israeli subsidiaries as “defense entities” under the Israeli Defense Entities Law.
Orders to be issued under the Israeli Defense Entities Law may establish various conditions and restrictions. It is anticipated that Israeli government approval will be required for acquisition of a specific percentage of shares or voting rights in Elbit Systems that would constitute “means of control” under the law. “Means of control” for this purpose could include, for example, the right to vote a specified percentage of shares at a shareholders’ meeting or to appoint a director. Orders relating to “defense entities”, including the order that is expected to be issued with respect to the Company, are also anticipated to, among other matters: (1) impose restrictions on the ability of Israeli and non-Israeli resident citizens to hold means of control or to be able to “substantially influence” such “defense entities”; (2) require that senior officers of “defense entities” have appropriate Israeli security clearances; (3) require that a defense entity’s headquarters be in Israel; (4) subject a defense entity’s entering into certain joint ventures and mergers and transferring certain technology or means of manufacturing, to the approval of the IMOD; and (5) require “defense entities” to maintain certain essential production lines and development capacities in Israel.
Since the IMOD initiated the process mentioned above, discussions have taken place between Elbit Systems and the IMOD regarding the terms, scope and contents of the order. Additional discussions took place in 2024 and 2025. The Company is not in a position to evaluate if or when the order will be approved and become effective.
Such order, if and when issued, will be published and available to the public in a manner like that of Israeli legislation. In parallel to the finalization of the order, the Israeli government is anticipated to issue a control and acquisition permit to the existing controlling shareholders of the Company.
As a condition to our acquisition of IMI Systems Ltd. (“IMI”) in 2018, the Israeli government issued an order that requires Israeli government approval in the event of a sale of a controlling interest in IMI.
Under separate regulations, Elbit Systems and our major Israeli subsidiaries have been designated as “defense companies” by the Defense Minister with respect to Israeli law governing various other aspects of defense security arrangements.
Provisions Relating to Major Shareholders
Under the Companies Law, certain disclosure requirements as to “Personal Interests” (see “Item 10. Additional Information–Approval of Certain Transactions–Personal Interest and Extraordinary Transactions” in our Annual Report incorporated by reference in this prospectus) apply to each controlling shareholder of a public company. In this regard, a controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that holds 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company, but excluding a shareholder whose power derives solely from his or her position as a director of the company or any other position with the company. “Personal Interest” means a personal benefit, gain or other interest (other than a benefit arising solely from holding a company’s shares) derived by the shareholder (or certain relatives or related entities) from approving an act or transaction on behalf of the corporation.

Except for certain specified exemptions under the Companies Law and regulations promulgated thereunder, audit committee, board and shareholder approval is required for extraordinary transactions, as defined by criteria established by the audit committee, with a controlling shareholder or in which a controlling shareholder has a Personal Interest, including a private offering in which the controlling shareholder has a Personal Interest, and an engagement of a public company with a controlling shareholder or his or her Relative, as defined under the Companies Law, directly or indirectly, including through a company controlled by such person, regarding the grant of services to the applicable company (and regarding his or her employment terms if the controlling shareholder is an employee of the company but he or she is not an Office Holder, as defined under the Companies Law). If the controlling shareholder is an Office Holder, his or her employment terms must be approved by the compensation committee, the board of directors and the shareholders of the company, in that order. In each case, shareholder approval requires a Special Uninterested Majority, as defined in “Item 10. Additional Information–Approval of Certain Transactions–Personal Interest and Extraordinary Transactions” in our Annual Report incorporated by reference in this prospectus.
In addition, the Companies Law requires that, except for certain exemptions, transactions with a controlling shareholder whose terms are for a period of more than three years must be re-approved in same manner for every three-year period.
For information regarding shareholders’ duty to act in good faith and duty of fairness, see “Rights Generally Applicable to Ordinary Shares” herein.
Borrowing Power
Our Articles of Association grant broad powers to the Board to have us borrow, repay borrowings, make guarantees and grant security interests in borrowings.
Exchange Controls and Other Limitations Affecting Security Holders
No limitations exist or are imposed by Israeli law or our constituent documents with regard to the rights of non-Israeli shareholders or shareholders not resident in Israel to hold or exercise voting rights, except that such limitations may exist with respect to shareholders who are deemed enemies of the State of Israel under Israeli law.
As of the date hereof, there are no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except that such limitations may exist with respect to shareholders who are deemed enemies of the State of Israel under Israeli law.
Our Memorandum of Association and Articles of Association do not restrict the ownership of ordinary shares by non-residents of Israel. Neither the Memorandum of Association and Articles of Association nor Israeli law restrict the voting rights of non-residents.
In addition, for a description of Israeli regulations relating to Israeli “defense entities” see “Regulation of Israeli Defense Entities” herein.
Amendment of Articles of Association
Our Articles of Association may be amended, in whole or in part, by a Special Majority of our shareholders (see “Rights Generally Applicable to Ordinary Shares” herein).

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities together with other securities or separately, as may be described in an applicable prospectus supplement. The debt securities will be issued under an indenture between us and a trustee identified in the applicable prospectus supplement. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture will govern your rights as a holder of debt securities. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. In this section, the terms “we,” “our,” “us”, “Elbit” and “Elbit Systems” refer solely to Elbit Systems Ltd. and not its subsidiaries.
We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.
The applicable prospectus supplement, including any applicable pricing supplement, will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:
•the title of the series;
•the aggregate principal amount;
•the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•any limit on the aggregate principal amount;
•the date or dates on which principal is payable;
•the interest rate or rates (which may be fixed or variable) and/or, if applicable, the method used to determine such rate or rates;
•the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•the place or places where principal and, if applicable, premium and interest is payable;
•the names of any guarantors and an outline of the contract of guarantee;
•the names and addresses of the trustee and paying agents;
•the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•the denominations in which such debt securities may be issuable, if other than denomination of $2,000, or any integral multiple of that number;
•whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•certain United States federal income tax consequences and certain Israeli tax consequences, including any tax effects of any original issue discount as defined in Section 1232 of the Internal Revenue Code of 1986, as amended;
•the currency of denomination;
•the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;
•if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;
•the provisions, if any, relating to any collateral provided for such debt securities;
•any events of default, and any provisions that require us to provide periodic evidence of the absence of a default or of compliance with the terms of the indenture;
•the terms and conditions, if any, for conversion into or exchange for our ordinary shares or other securities;
•the provisions, if any, restricting the declaration of dividends or requiring the creation or maintenance of any reserves or of any ratio of assets or requiring the maintenance of properties;
•the provisions, if any, permitting or restricting the issuance of additional securities, the withdrawal of cash deposited against the issuance of additional securities, the incurring of additional debt, the release or substitution of assets securing the issue or the modification of the terms of any other covenant or of the security;
•the provisions, if any, that allow the modification of the terms of the security or the rights of the security holders;
•whether any provisions of the indenture with respect to defeasance will be applicable to the securities;
•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and
•the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our Company.
One or more debt securities may be sold at a substantial discount below their stated principal amount.
We may issue debt securities denominated in or payable in a foreign currency or currencies. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies in the applicable prospectus supplement.
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement (see also “Description of Global Securities” herein).

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any warrants, guarantees of debt securities (including those of subsidiaries), purchase contracts or units issued by Elbit Systems Ltd. (excluding its subsidiaries) that may be offered and sold pursuant to this prospectus.

DESCRIPTION OF GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities other than ordinary shares that may be offered pursuant to this prospectus will initially be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•a limited-purpose trust company organized under the New York Banking Law;
•a “banking organization” within the meaning of the New York Banking Law;
•a member of the Federal Reserve System;
•a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the applicable indenture or other relevant agreement may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices in respect of relevant securities will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds and distributions on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture or other relevant agreement.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
•DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•an event of default has occurred and is continuing with respect to such securities, as may be applicable, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Clearstream or Euroclear must comply with the rules and procedures of those systems. Transactions between participants in Clearstream or Euroclear, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Clearstream or Euroclear, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Clearstream or Euroclear, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Clearstream or Euroclear may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Clearstream or Euroclear purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Clearstream or Euroclear, during the securities settlement processing day (which must be a business day for Clearstream or Euroclear) immediately following the settlement date of DTC. Cash received in Clearstream or Euroclear as a result of sales of interests in a global security by or through a participant in Clearstream or Euroclear to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Other
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor any applicable trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any applicable agent of ours or of the trustee will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION
We may sell our securities from time to time in one or more transactions. We may sell our securities to or through one or more agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on our behalf may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.
Agents whom we designate may solicit offers to purchase our securities.
•We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.
•Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.
We may use an underwriter or underwriters in the offer or sale of our securities.
•If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.
•We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.
•The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.
We may use a dealer to sell our securities.
•If we use a dealer, we will sell our securities to the dealer, as principal.
•The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
•We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.
One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.
We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.
We may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
Agents, underwriters and dealers participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or contribute to payments that may be required to be made in respect of these liabilities.
We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.
•If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.
•These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.
•We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.
Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.
Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc.
In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business. Underwriters, dealers and agents have from time to time in the past provided and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.
We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, prices relating to such prevailing market prices or at negotiated or fixed prices.
The specific terms of the lock-up provisions, if any, with respect to any given offering will be described in the applicable prospectus supplement.
The expenses of any offering of our securities will be detailed in the applicable prospectus supplement.
We will identify the specific plan of distribution, including any agents, underwriters, dealers, remarketing firms or other third parties and their compensation in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.
We have appointed Elbit Systems of America, LLC as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of any offering of securities pursuant to this prospectus or any purchase or sale of securities in connection with any such offering. The address of our agent is 4700 Marine Creek Parkway, Fort Worth, Texas 76179.
We have been informed by our legal counsel in Israel, Herzog, Fox & Neeman, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.
Subject to certain time limitations and legal procedures, Israeli courts may enforce a final executory U.S. judgment for liquidated amounts, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:
•the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
•adequate service of process has been made and the defendant has had a reasonable opportunity to be heard;
•the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;
•the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
•an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•the judgment is no longer subject to a right of appeal.
Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the foreign currency’s exchange rate on the payment date or in foreign currency. Until collection, an Israeli court judgment stated in Israeli currency will ordinarily be linked to the Israeli Consumer Price Index plus interest at the annual rate (set by Israeli regulations) in effect at that time. Judgment creditors must bear the risk of unfavorable exchange rates. The trend in recent years has increasingly been for Israeli courts to enforce a foreign judgment in the foreign currency specified in the judgment, in which case there are also applicable rules regarding the payment of interest.
The above summary is not intended to be, and should not be regarded as, legal advice.

LEGAL MATTERS
Certain matters of Israeli law will be passed upon for us by Herzog, Fox & Neeman, Tel Aviv, Israel. Certain matters of U.S. federal law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Additional legal matters may be passed upon for us, any underwriters, agents or dealers by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Elbit Systems Ltd. appearing in Elbit Systems Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of Elbit Systems Ltd.’s internal control over financial reporting as of December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of the registration statement on Form F-3 we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus or any applicable prospectus supplement or free writing prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act. Our Annual Report has been filed with the SEC. We have also furnished reports on Form 6-K with the SEC. Such reports and other information filed or furnished with the SEC are available to the public over the internet at the SEC’s website at http://www.sec.gov. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that of the SEC or that can be accessed through such websites does not constitute a part of this prospectus, any applicable prospectus supplement or any related free writing prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) and 15(d) of the Exchange Act, except for information “furnished” to the SEC, including on a report on Form 6-K, which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement.
We hereby incorporate the following by reference:
•our Annual Report on Form 20-F for the year ended December 31, 2024, which was filed with the SEC on March 20, 2025; and
•our unaudited consolidated statements of income and our unaudited consolidated statements of cash flows for the three-month periods ended March 31, 2025 and 2024, our unaudited consolidated balance sheet as of March 31, 2025, the information under the section “First quarter 2025 results,” the information under the section “Impact of the ‘Swords of Iron’ War on the Company” and the information in the table “Reconciliation of GAAP to Non-GAAP Supplemental Financial Data,” together with the paragraphs under the caption “Non-GAAP financial data,” included in Exhibit 1 to our report on Form 6-K, which was furnished to the SEC on May 20, 2025.
We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus, and any future reports on Form 6-K we furnish to the SEC during such period that are specifically identified in such reports as being incorporated by reference in this prospectus.
We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request should be directed to: Elbit Systems Ltd., Advanced Technology Center, P.O. Box 539, Haifa 3100401, Israel or by telephone to +972 72 2945358. These documents are also available on the Investor Relations section of our website, which is located at www.elbitsystems.com, or as described under “Where You Can Find More Information” above. The information on our website does not constitute part of this document and is not incorporated by reference herein.
Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus and the registration statement of which this prospectus forms a part to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the registration statement of which this prospectus forms a part.

EXPENSES
The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of the securities registered under the registration statement of which this prospectus forms a part:

Expenses	Amount
SEC registration fee	$	*
Financial Industry Regulatory Authority, Inc. filing fee		**
Legal and accounting fees and expenses		**
Trustee and transfer agent fees and expenses		**
Miscellaneous costs		**
Total	$	**
______________
*To be deferred pursuant to Rule 456(b) under the Securities Act and calculated in connection with an offering of securities under the registration statement of which this prospectus forms a part pursuant to Rule 457(r) under the Securities Act.
**Estimated fees and expenses are not presently known. If required, to be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this prospectus.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Elbit Systems, Elbit Systems has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

1,365,450 Shares
Elbit Systems Ltd.
Ordinary Shares

Prospectus Supplement
May 21, 2025

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Jefferies	Morgan Stanley